Exhibit 99.1

NEOTHETICS PROVIDES BUSINESS UPDATE AND REPORTS SECOND QUARTER 2017

FINANCIAL RESULTS

SAN DIEGO, August 10, 2017 — Neothetics, Inc. (NASDAQ:NEOT) provided a business update and reported financial results for the second quarter 2017.

In July 2017, Neothetics announced that its Board of Directors unanimously approved plans to initiate a process to explore and review a range of strategic alternatives focusing on seeking an acquisition, business combination or partnership that will allow for it to maximize shareholder value from its remaining assets and cash resources. Neothetics has engaged Oppenheimer and Co., Inc.  to act as its financial advisor for this process. The Company also intends to streamline its operations in order to preserve its capital and cash resources, including implementing a reduction in the Company’s workforce from six employees to two employees.

Second Quarter and Six Months Ended June 30, 2017 Financial Results

Research and development expenses for the second quarter of 2017 were approximately $1.6 million, compared to $1.4 million for the same quarter in 2016.  Research and development expenses for the six months ended June 30, 2017 were $3.1 million, compared to $4.7 million for the same period in 2016.  The decrease in research and development expenses year over year was primarily due to completion of the majority of the close-out activities for our AbCONTOUR1 and AbCONTOUR2 U.S. Phase 3 clinical trials and supplemental clinical trials and the reduction of personnel and other research and development activities in 2016.  The decreases were offset by the expenses incurred in 2017 for the Phase 2 proof-of concept clinical trial for the reduction of localized fat deposits under the chin.

General and administrative expenses for the second quarter of 2017 were $1.3 million, compared to $1.1 million for the same quarter in 2016. Total general and administrative expense for the six months ended June 30, 2017 were $2.7 million, compared to $3.6 million for the same period in 2016.  The decrease in general and administrative expenses year over year was primarily attributable to the reduction of personnel expenses.

Net loss for the second quarter of 2017 was $2.8 million, or $0.20 basic and diluted net loss per share, compared to a net loss of $2.7 million, or $0.19 basic and diluted net loss per share, for the same period in 2016.  For the six months ended June 30, 2017, net loss was $5.8 million, or $0.42 basic and diluted net loss per share, compared to a net loss of $8.7 million, or $0.63 basic and diluted net loss per share, for the six months ended June 30, 2016.

Cash and cash equivalents were $7.6 million as of June 30, 2017 compared to $11.5 million as of December 31, 2016.  In July 2017, we announced that we initiated a process to explore and review a

Exhibit 99.1

range of strategic alternatives focusing on seeking an acquisition, business combination or partnership that will allow for us to maximize shareholder value from the remaining assets and cash resources.

About Neothetics, Inc.
Neothetics is a San Diego based clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. Our focus has been on localized fat reduction and body contouring. For more information on Neothetics, please visit www.neothetics.com. Neothetics, LIPO-202, LIPO-102 and the Neothetics logo are trademarks or registered trademarks of Neothetics, Inc.  Other names and brands may be claimed as the property of others.

Forward Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Neothetics’ process to seek a strategic alternative and its ability to maximize shareholder value through such a process.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Neothetics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Neothetics ability to preserve its capital and cash resources  and identify and consummate any strategic transaction through the process being commenced by it. All forward-looking statements contained in this press release speak only as of the date on which they were made.  Neothetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation, Neothetics’ Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Exhibit 99.1

Neothetics, Inc.

Condensed Statements of Operations

(Unaudited) Neothetics, Inc.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$1,556,020	$1,428,196	$3,105,931	$4,688,494
General and administrative	1,271,894	1,091,642	2,748,153	3,612,513
Total operating expenses	2,827,914	2,519,838	5,854,084	8,301,007
Loss from operations	(2,827,914)	(2,519,838)	(5,854,084)	(8,301,007)
Interest income	14,149	16,406	26,684	36,143
Interest expense	—	(154,057)	—	(419,181)
Net loss	$(2,813,765)	$(2,657,489)	$(5,827,400)	$(8,684,045)
Net loss per share, basic and diluted	$(0.20)	$(0.19)	$(0.42)	$(0.63)
Weighted average shares used to compute basic and diluted net loss per share	13,831,747	13,800,997	13,819,751	13,779,290

Exhibit 99.1

Condensed Balance Sheets

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$7,588,571	$11,477,852
Prepaid expenses and other current assets	502,138	1,029,546
Total current assets	8,090,709	12,507,398

Restricted cash	93,382	200,000
Property and equipment, net	29,457	109,320
Total assets	$8,213,548	$12,816,718
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$548,976	$503,739
Other accrued expenses	1,151,918	398,453
Total current liabilities	1,700,894	902,192
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized; 13,831,747 and 13,828,496 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	1,383	1,382
Additional paid-in capital	138,189,026	137,763,499
Accumulated deficit	(131,677,755)	(125,850,355)
Total stockholders’ equity	6,512,654	11,914,526
Total liabilities and stockholders’ equity	$8,213,548	$12,816,718

COMPANY CONTACTS:

Susan A. Knudson

Chief Financial Officer

858-500-7780

sknudson@neothetics.com